Exhibit 99.27

BROOKFIELD RENEWABLE SUBMITS PROPOSAL TO ACQUIRE
TERRAFORM POWER ON AN ALL STOCK BASIS; ANNOUNCES A 5%
DISTRIBUTION INCREASE

All amounts in U.S. dollars unless otherwise stated

Investment Overview:

●	Proposal is being made at a BEP-to-TERP exchange ratio equivalent to 0.36, which represents an 11% premium to TerraForm Power’s current trading price
●	Combined company would be one of the largest, integrated pure-play renewable power companies in the world with a 20-year track record of delivering strong total returns and stable distribution growth
●	Expected to be immediately accretive to Brookfield Renewable while further expanding its global renewable portfolio in North America and Western Europe
●	TerraForm Power shareholders will benefit from a broader growth mandate including a global development pipeline, investment grade balance sheet, increased liquidity, and enhanced diversification
●	Brookfield Renewable’s Board of Directors has also approved a 5% increase to its quarterly distribution, bringing its annual payout to $2.17 per unit

BROOKFIELD, NEWS, January 13, 2020 (GLOBE NEWSWIRE) -- Brookfield Renewable Partners L.P. (TSX: BEP.UN; NYSE: BEP) (“Brookfield Renewable”) today announced that it has made a non-binding, all-share proposal to acquire the outstanding Class A common shares of TerraForm Power, Inc. (Nasdaq: TERP) (“TerraForm Power”), other than the 62% owned by Brookfield Renewable and its affiliates (this “transaction” or the “proposed transaction”). Pursuant to the proposed transaction, each Class A common share of TerraForm Power would be acquired, on a tax-deferred basis, for consideration equivalent to 0.36 of a Brookfield Renewable unit. Consideration for the transaction will be in the form of Class A shares of Brookfield Renewable Corporation (“BEPC shares”). The proposal values TerraForm Power at $17.31, representing an 11% premium to the closing share price of TerraForm Power on January 10, 2020.

The proposed transaction would strengthen Brookfield Renewable’s position as one of the largest publicly-traded, globally-diversified, multi-technology, pure-play renewable power platforms with $50 billion in total power assets, an equity capitalization of approximately $16 billion and a 20-year track record delivering 18% annualized returns to unitholders since inception with consistent, stable distribution growth.

“We believe this transaction will create significant value for investors in both companies through a simplified corporate structure and continued sponsorship from Brookfield Asset Management,” said Sachin Shah, CEO of Brookfield Renewable. “For Brookfield Renewable unitholders, this transaction is expected to be immediately accretive and further expands our portfolio in North America and Western Europe, all while delivering returns in-line with our targets. Further, the proposed transaction will enhance the liquidity of the BEPC shares.”

He continued, “TerraForm Power shareholders, in turn, will benefit from access to a broader growth mandate that includes global, multi-technology and development opportunities, and increased access to capital and liquidity, underpinned by an investment grade balance sheet.”

As previously announced, Brookfield Renewable intends to make a special distribution of BEPC shares to its unitholders. The BEPC shares will be structured with the intention of providing an economic return equivalent to Brookfield Renewable units, including identical distributions, and will be exchangeable, at the shareholder’s option, for Brookfield Renewable units on a one-for-one basis. As such, the proposed transaction would allow TerraForm Power shareholders to acquire economic exposure to Brookfield Renewable through shares of a corporation. The exchange ratio will be adjusted on a proportional basis to reflect the contemplated special distribution of BEPC shares to Brookfield Renewable unitholders, which we expect to close concurrently with the closing of the proposed transaction.

Brookfield Renewable presented its proposal to the Board of Directors of TerraForm Power on January 11, 2020. The proposed transaction is subject to the negotiation and execution of definitive transaction documents and customary approvals, including approval of a committee of the Board of Directors of TerraForm Power consisting solely of independent directors, and the approval of a majority of TerraForm Power’s stockholders not affiliated with Brookfield Renewable. Brookfield Renewable will not pursue the proposed transaction without obtaining these approvals.

There is no assurance that the Board of TerraForm Power will approve the proposed transaction or that a transaction will be consummated.

Distribution Declaration

“In light of our recent growth, strong balance sheet and access to capital, we are pleased to announce that our Board of Directors has declared a 5% increase to the quarterly distribution, bringing our annual payout to $2.17 per unit,” added Mr. Shah.

The next quarterly distribution in the amount of $0.5425 per unit, is payable on March 30, 2020 to unitholders of record as at the close of business on February 28, 2020. This represents an increase of 5% over the prior quarterly distribution of $0.515 per unit. Brookfield Renewable targets a sustainable distribution, increasing on average at 5% to 9% annually.

The quarterly dividends on Brookfield Renewable’s preferred shares and preferred units have also been declared.

Brookfield Renewable Partners

Brookfield Renewable operates one of the world’s largest publicly traded, pure-play renewable power platforms. Our portfolio consists of hydroelectric, wind, solar and storage facilities in North America, South America, Europe and Asia, and totals 19,000 megawatts of installed capacity and a 13,000 megawatt development pipeline. Brookfield Renewable is listed on the New York and Toronto stock exchanges. Further information is available at https://bep.brookfield.com. Important information may be disseminated exclusively via the its website; investors should consult the site to access this information.

Brookfield Renewable is the flagship listed renewable power company of Brookfield Asset Management, a leading global alternative asset manager with over $500 billion of assets under management.

Contact information:
Media:	Investors:
Claire Holland	Divya Biyani
Vice President – Communications	Director – Investor Relations
(416) 369-8236	(416) 649-8172
claire.holland@brookfield.com	divya.biyani@brookfield.com

Cautionary Statement Regarding Forward-looking Statements

This communication contains forward-looking statements and information within the meaning of Canadian provincial securities laws and “forward-looking statements” within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, Section 21E of the U.S. Securities Exchange Act of 1934, as amended, “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995 and in any applicable Canadian securities regulations. The words “will”, “intend”, “should”, “could”, “target”, “growth”, “expect”, “believe”, “plan”, derivatives thereof and other expressions which are predictions of or indicate future events, trends or prospects and which do not relate to historical matters identify the above mentioned and other forward-looking statements. Forward-looking statements in this news release include statements regarding the proposed transaction, the prospects and benefits of the combined company and the special distribution of BEPC shares and any other statements regarding Brookfield Renewable’s future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance. Although Brookfield Renewable believes that these forward-looking statements and information are based upon reasonable assumptions and expectations, you should not place undue reliance on them, or any other forward-looking statements or information in this news release. The future performance and prospects of Brookfield Renewable are subject to a number of known and unknown risks and uncertainties. Factors that could cause actual results of Brookfield Renewable to differ materially from those contemplated or implied by the statements in this communication include uncertainties as to whether an agreement of the proposed transaction will be negotiated and executed; uncertainties as to whether TerraForm Power will cooperate with Brookfield Renewable regarding the proposed transaction; uncertainties as to whether TerraForm Power’s independent committee will approve any transaction proposed by Brookfield Renewable; uncertainties as to whether TerraForm Power’s stockholders not affiliated with Brookfield Renewable will approve any transaction; uncertainties as to whether the other conditions to the proposed transaction will be satisfied or satisfied on the anticipated schedule; the timing of the proposed transaction and whether the proposed transaction will be completed; failure to realize contemplated benefits from the proposed transaction; and incurrence of significant costs in connection with the proposed transactions. For further information on these known and unknown risks, please see “Risk Factors” included in the Form 20-F of Brookfield Renewable and other risks and factors that are described therein and that are described in Brookfield Renewable’s and BEPC’s joint preliminary Form F-1 and prospectus  filed with the Securities and Exchange Commission and the securities regulators in Canada.

The foregoing list of important factors that may affect future results is not exhaustive. The forward-looking statements represent our views as of the date of this news release and should not be relied upon as representing our views as of any subsequent date. While we anticipate that subsequent events and developments may cause our views to change, we disclaim any obligation to update the forward-looking statements, other than as required by applicable law.

Additional Information and Where to Find It

An agreement in respect of the proposed transaction described in this communication has not yet been executed, and this communication is neither a solicitation of a proxy nor a substitute for any proxy statement or other filings that may be made with the SEC should the proposed transaction go forward. Any solicitation will only be made through materials filed with the SEC. Nonetheless, this communication may be deemed to be solicitation material in respect of the proposed transaction proposed by Brookfield Renewable.  Should the proposed transaction go forward, Brookfield Renewable and BEPC expect to file relevant materials with the Securities and Exchange Commission (“SEC”), including a registration statement on Form F-4 that may include a proxy statement of TerraForm Power that also constitutes a prospectus of Brookfield Renewable and BEPC (the “F-4”).  This communication is not a substitute for the registration statement, definitive proxy statement/prospectus or any other documents that Brookfield Renewable, BEPC or TerraForm Power may file with the SEC or send to shareholders in connection with the proposed transaction.  SHAREHOLDERS OF TERRAFORM POWER ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC (IF AND WHEN THEY BECOME AVAILABLE), INCLUDING THE PROXY STATEMENT/PROSPECTUS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and security holders will be able to obtain copies of the F-4, including the proxy statement/prospectus, and other documents filed with the SEC (if and when available) free of charge at the SEC’s website, http://www.sec.gov.  Copies of documents filed with the SEC by Terraform Power will be made available free of charge on Terraform Power’s website at http://www.terraform.com/.  Copies of documents filed with the SEC by Brookfield Renewable and BEPC will be made available free of charge on Brookfield Renewable’s website at http://bep.brookfield.com/.  Such documents are not currently available.

Participants in Solicitation

TerraForm Power and its directors and executive officers, BEPC and its directors and executive officers, and Brookfield Renewable and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of TerraForm Power common stock in respect of the proposed transaction.  Information about the directors and executive officers of TerraForm Power is set forth on its website at http://www.terraformpower.com/.  Information about the directors and executive officers of Brookfield Renewable is set forth on its website at http://bep.brookfield.com/.  Information about the directors and executive officers of BEPC is set forth on its preliminary Form F-1, filed with the SEC on November 8, 2019.  Investors may obtain additional information regarding the interests of such participants by reading the proxy statement/prospectus regarding the proposed transaction when it becomes available.  You may obtain free copies of these documents as described in the preceding paragraph.

Non-solicitation

No securities regulatory authority has either approved or disapproved of the contents of this communication.  This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.